January 5, 2018

Lexaria Bioscience Corp.
156 Valleyview Road
Kelowna, B.C. V1X 3M4

Dear Sirs/Mesdames:

Re: Lexaria Bioscience Corp. Form S-4 - Certain Canadian Federal Income Tax Consequences of the Change of Corporate Jurisdiction

We have acted as tax advisors to Lexaria Bioscience Corp. (the “Company” or “Lexaria”) in connection with the proposal to change their corporate jurisdiction from the State of Nevada to the Province of British Columbia (the “Conversion” or “Continuation”) pursuant to the plan of conversion.

This opinion letter is being furnished in connection with the registration statement under the Form S-4 filed on January 4, 2018 (the “Registration Statement”) with the United States Securities and Exchange Commission pursuant to the United States Securities Act of 1933, as amended (the “Act”). We have participated in the preparation of the discussion set forth in the caption “Certain Canadian Federal Income Tax Consequences of the Change of Our Corporate Jurisdiction” in the registraton statement.

For purposes of this opinion, we have examined and relied upon the plan of conversion and the representations made to us by Lexaria in their correspondence to us and made such other inquiries as we have deemed necessary or appropriate to enable us to render the opinion set forth below. We have not, however, undertaken any independent investigation as to any factual matter set forth in any of the foregoing.

On the basis of and subject to the foregoing and the other assumptions and qualifications set forth herein, we hereby confirm to you that the statements under the caption “Certain Canadian Federal Income Tax Consequences of the Change of Corporate Jurisdiction” in the Registration Statement, subject to the limitations and qualifications set forth therein, constitute our opinion as to the anticipated Canadian Federal Income Tax Consequences of the Change of Corporate Jurisdiction of the conversion (as defined in the Registration Statement).

Our opinion herein is based upon the current provisions of the Income Tax Act (Canada) as at the date hereof, the regulations thereunder, all specific proposed amendments publically announced by or on behalf of the Minister of Finance (Canada) prior to the date hereof and our understanding of the current administrative and assessing practices of the Canada Revenue Agency. Our opinion does not otherwise anticipate or take into account any changes in law or such administrative policies and assessing practices whether by legislative, governmental or other action, nor do they take into account provincial, territorial or foreign tax legislation or considerations.

We express our opinion herein only as to those matters of Canadian federal income tax specifically set forth under the caption “Certain Canadian Federal Income Tax Consequences of Change of Our Corporate Jurisdiction” in the Registration Statement and no opinion should be inferred as to the tax consequences of the plan of conversion under any provincial, state, local or foreign law, or with respect to any other areas of Canadian federal taxation.

The opinion expressed herein is as of the date hereof. This opinion is strictly limited to the matters stated herein and no other or more extensive opinion is intended, implied or to be inferred beyond the matters expressed stated herein. We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and for no other purpose. Except for such use, this opinion may not be quoted, circulated or published, in whole or in part, or otherwise referred to, filed with or furnished to any other person or entity, without our express prior written authorization. In giving this consent, we do not thereby admit that we are included in the category of person whose consent is required by the Act or the rules and regulations promulgated thereunder.

Yours very truly,

/s/ DMCL

DALE MATHESON CARR-HILTON LABONTE LLP
CHARTERED PROFESSIONAL ACCOUNTANTS